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Exhibit 12.1

TD Bank Financial Group
Computation of Ratio of Earnings to Fixed Charges

CANADIAN GAAP

	Nine months ended	Nine months ended
			Twelve months ended October 31,
	July 31, 2006	July 31, 2005
			2005	2004	2003	2002	2001
Earnings:
Income (loss) before income taxes and minority interest	4,590	2,165	3,060	3,205	1,490	(448)	1,264
Less:
Preferred dividends				(78)	(87)	(93)	(92)
Non-controlling interest				(92)	(92)	(64)	(78)

Restated income (loss) before income taxes (Note 1)	4,590	2,165	3,060	3,035	1,311	(605)	1,094
Fixed charges, excluding interest on deposits	1,661	1,345	1,774	1,635	1,701	1,836	2,097

Subtotal	6,251	3,510	4,834	4,670	3,012	1,231	3,191
Interest on deposits	5,124	3,719	5,129	3,853	4,202	4,754	8,077

Total	11,375	7,229	9,963	8,523	7,214	5,985	11,268

Fixed Charges:
Interest expense, excluding interest on deposits	1,171	895	1,164	1,024	1,125	1,351	1,499
Interest component of rental expense	103	106	135	129	138	127	124
Amortization of subordinated indebtedness	292	244	328	312	259	201	304
Preferred dividends	44	49	79	78	87	93	92
Non-controlling interest	51	51	68	92	92	64	78

Subtotal	1,661	1,345	1,774	1,635	1,701	1,836	2,097
Interest on deposits	5,124	3,719	5,129	3,853	4,202	4,754	8,077

Total	6,785	5,064	6,903	5,488	5,903	6,590	10,174

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.76	2.61	2.72	2.86	1.77	0.67	1.52
Including interest on deposits	1.68	1.43	1.44	1.55	1.22	0.91	1.11
Note 1:	As of November 1, 2004, the Bank adopted the Canadian Institute of Chartered Accountants (CICA) amendments to its accounting standard on financial instruments — disclosure and presentation on a retroactive basis with restatement of prior periods. As a result of these amendments, the Bank was required to classify its existing preferred shares as liabilities and their corresponding distribution as interest expense.

TD Bank Financial Group
Computation of Ratio of Earnings to Fixed Charges

U.S. GAAP

	Nine months ended	Nine months ended
			Twelve months ended October 31
	July 31, 2006	July 31, 2005
			2005	2004	2003	2002	2001
Earnings:
Income (loss) before income taxes and minority interest	4,314	1,761	2,847	2,566	1,540	(568)	1,271
Fixed charges, excluding interest on deposits	1,617	1,296	1,695	1,557	1,614	1,743	2,005

Subtotal	5,931	3,057	4,542	4,123	3,154	1,175	3,276
Interest on deposits	5,124	3,719	5,129	3,853	4,202	4,754	8,077

Total	11,055	6,776	9,671	7,976	7,356	5,929	11,353

Fixed Charges:
Interest expense, excluding interest on deposits	1,171	895	1,164	1,024	1,125	1,351	1,499
Interest component of rental expense	103	106	135	129	138	127	124
Amortization of subordinated indebtedness	292	244	328	312	259	201	304
Preferred dividends	—	—	—	—	—	—	—
Non-controlling interest	51	51	68	92	92	64	78

Subtotal	1,617	1,296	1,695	1,557	1,614	1,743	2,005
Interest on deposits	5,124	3,719	5,129	3,853	4,202	4,754	8,077

Total	6,741	5,015	6,824	5,410	5,816	6,497	10,082

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.67	2.36	2.68	2.65	1.95	0.67	1.63
Including interest on deposits	1.64	1.35	1.42	1.47	1.26	0.91	1.13

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TD Bank Financial Group Computation of Ratio of Earnings to Fixed Charges CANADIAN GAAP
TD Bank Financial Group Computation of Ratio of Earnings to Fixed Charges U.S. GAAP